Exhibit 99.1

Cuentas Extends Expiration Date of its Publicly Traded Warrants From February 4, 2026 to June 30, 2026

MIAMI BEACH, FL, February 4, 2026 (GLOBE NEWSWIRE) -- Cuentas, Inc. (OTCID: CUEN & CUENW) (“Cuentas”)

Cuentas, Inc. (the “Company”) today announced that it had extended the expiration date of its publicly traded warrants (OTCID: CUENW) (the “Warrants”) from February 4, 2026 to June 30, 2026.

The Warrants were issued and sold by the Company on February 4, 2021 as part of a firm commitment public offering of its units, consisting of one share of its common stock, par value $0.001 per share (“Common Stock”), and a warrant to purchase an additional share of Common Stock exercisable for five years at an exercise price of $4.30 per share (the “Warrants”). The Company sold an aggregate of 2,790,697 units at a price to the public of $4.30 per unit in the offering. The Common Stock and the Warrants were offered and sold to the public pursuant to the Company’s registration statements on Form S-1 (File Nos. 333-249690 and 333-252642), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on October 28, 2020, as amended, and which became effective on February 1, 2021. The Company received gross proceeds of approximately $12.0 million, before deducting underwriting discounts and commissions of 8% of the gross proceeds and estimated offering expenses, In July 2021, Warrants to purchase an aggregate of 1,451,500 shares of Common Stock were exercised resulting in gross proceeds to the Company of $6,241,450.

On March 24, 2023, the Company completed a 1-for-13 reverse stock split of its Common Stock. As a result of the reverse stock split, (i) every thirteen shares of Common Stock were combined into one share of Common Stock; and (ii) the number of shares of Common Stock underlying each Warrant was proportionately decreased on a 1-for-13 basis, and the exercise price of each such outstanding Warrant was proportionately increased on a 1-for-13 basis to $55.90 per share.

The Company is extending the expiration date of the Warrants from February 4, 2026 to June 30, 2026 to encourage the exercise of the Warrants, the gross proceeds of which will be used as working capital and general corporate purposes. The Company has applied to have the Common Stock and Warrants listed on OTCQB. The Company has recently restructured its business and entered into certain transactions as part of a joint venture with World Mobile, LLC and World Mobile Media Group, LLC. The Company has amended the Warrant Agency Agreement with Olde Monmouth Stock Transfer Co., Inc., as Warrant Agent (the “Warrant Agreement”), to extend the expiration date of the Warrants from February 4, 2026 to June 30, 2026 and has amended the Warrants to permit the Board of Directors in its discretion to reduce the exercise price of the Warrants. The Company plans to decrease the exercise price of the Warrants if and when the market price of its Common Stock is sufficiently high to induce holders of the Warrants to exercise them before June 30, 2026, the extended expiration date. There can be no assurance that the market price will increase sufficiently prior to June 30, 2026 so that the Company can reduce the exercise price low enough to induce the exercise of the Warrants. If the Board of Directors adopts a resolution reducing the exercise price of the Warrants, the Company will file a Current Report on Form 8-K, notify holders of the Warrants of the reduction of the exercise price and file a registration statement with the SEC for the issuance and sale of the shares of Common Stock upon exercise of the Warrants. Holders of the Warrants will not be able to exercise the Warrants until that registration statement is declared effective by the SEC.

Contact: Information:

Cuentas Inc.

Shalom Arik Maimon, Chief Executive Officer

For media and investor inquiries:

Investor Relations

Email: info@cuentas.com